DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Filed in the office of	Document Number
Dean Heller (signature)	20060085918-19
Dean Heller	Filing Date and Time
Secretary of State	02/13/2006 8:09 AM
State of Nevada	Entity Number
	C32012-2001

Certificate of Amendment

(PURSUANT TO NRS 78.385 and 78.390)

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:
MEDISTEM LABORATORIES, INC.

2. The articles have been amended as follows (provide article numbers, if available):

Article Five of the Articles of Incorporation has been amended to read as follows: The total number of shares which the Corporation is authorized to issue is Three Hundred Million (300,000,000) shares of common stock with a par value of $0.0001 par share and Two Hundred Million (200,000,000) shares of preferred stock with a par value of $0.0001 per share

The Preferred Stock, or any series thereof, shall have such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issue of such stock adopted by the board of directors and may be made dependent upon facts ascertainable outside such resolution or resolutions of the board of directors, provided that the manner in which such facts shall operate upon such designations, preferences, rights and qualifications, limitations or restrictions of such class or series of stock is clearly and expressly set forth in the resolution or resolutions providing for the issuance of such stock by the board of directors.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the * articles of incorporation have voted in favor of the amendment is: 51%

4. Effective date of filing (optional): 2/10/06 (must not be later than 90 days after the certificate is filed)

5. Officer Signature (required): (signature)

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Filed in the office of	Document Number 20060121195-47
Dean Heller Secretary of State State of Nevada	Filing Date and Time 02/27/2006 5:00 PM
	Entity Number C32012-2001

Certificate of Designation
(PURSUANT TO NRS 78.1955)

Important: Read attached instructions before completing form.

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:

MEDISTEM LABORATORIES, INC.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation, this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock:

The Certificate of Incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, comprised of 200,000,000 shares, $0.0001 par value, issuable from time to time in one or more series. The series of preferred stock shall be designated as its Series A Convertible Preferred Stock (the "Preferred Stock") and the number of shares so designated shall be 15,000,000 (which shall not be subject to increase without the consent of a majority of the holders of the Preferred Stock. Each share of Preferred Stock shall have a par value of $0.0001 per share and a stated value equal to $0.35 (as adjusted from time to time in accordance with the terms hereof, the "Stated Value"). Capitalized terms not otherwise defined herein shall have the meaning given such terms in Section 7 in the attached Certificate of Designations (the "Certificate"). No dividends shall be payable with respect to the Preferred Stock. The Preferred Stock shall have the additional rights as detailed in the attached Certificate.

3. Effective date of filing (optional): (must not be later than 90 days after the certificate is filed)

4. Officer Signature: Chris McGuinn, Secretary

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

SUBMIT IN DUPLICATE

This form must be accompanied by appropriate fees. See attached fee schedule.